SOURCE: STEPHEN H. CLARK		609-561-9000
MARISSA TRAVALINE
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended
	March 31,
	2016		2,015
Operating Revenues:
Utility	$ 183,669		$266,530
Nonutility	149,366		116,422

Total Operating Revenues	333,035		382,952

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	65,206		144,974
- Nonutility	87,769		96,733
Operations	38,797		41,861
Maintenance	4,384		3,998
Depreciation	20,701		16,819
Energy and Other Taxes	1,925		2,196

Total Operating Expenses	218,782		306,581

Operating Income	114,253		76,371

Other Income and Expense	2,203		2,241
Interest Charges	(9,160)		(8,601)

Income Before Income Taxes	107,296		70,011

Income Taxes	(39,267)		(16,613)
Equity in Earnings of Affiliated Companies	158		455

Income from Continuing Operations	68,187		53,853

Loss from Discontinued Operations - (Net of tax benefit)	(118)		(276)

Net Income	$ 68,069	$53,577

Basic Earnings per Common Share:

Continuing Operations	$ 0.96	$0.79
Discontinued Operations	—	—

Basic Earnings per Common Share	$ 0.96	$0.79

Average Shares of Common Stock - Basic	71,127	68,397

Diluted Earnings per Common Share:

Continuing Operations	$ 0.95	$0.79
Discontinued Operations	—	—

Diluted Earnings per Common Share	$ 0.95	$0.79

Average Shares of Common Stock Outstanding - Diluted	71,416	68,618